Exhibit 10.1

June 16, 2023

Personal and Confidential

Re: Amendment No. 2 to Offer Letter

Dear Alan:

This Amendment No. 2 to the Offer Letter (this “Amendment”) will serve to implement certain changes to your Offer Letter with Synaptogenix Inc. (the “Company”), dated December 7, 2020, as amended August 4, 2022 (the “Offer”). This Amendment is effective as of June 7, 2023. Capitalized terms used but not defined herein shall have the meaning attributed by the Offer.

1.            Term. Section 2 of the Offer is deleted in its entirety and replaced with the following:

“2.        Term. Your employment pursuant to this Offer commenced on December 7, 2020 (the “Effective Date”) and shall continue until June 7, 2024 (the “Term”); provided the Term shall be automatically extended for successive one (1) month periods unless either party gives written notice to the other party at least seven (7) days prior to the end of the applicable Term. Notwithstanding the foregoing, the Company may terminate this Offer on seven (7) days written notice to you.”

2.            Section 409A. The following Section 14 shall be added to the Offer:

“14.      Section 409A. Notwithstanding anything herein to the contrary, this Offer is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A (“Section 409A”) of Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder or shall comply with the requirements of Section 409A. Notwithstanding anything in this Offer or elsewhere to the contrary, payments upon termination of the your employment that constitute a “deferral of compensation” within the meaning of Section 409A may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Offer or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Offer or otherwise which constitute a “deferral of compensation” within the meaning of Section 409A. Notwithstanding any provision in this Offer to the contrary, if on the date of separation from service you are deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of your employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after your date of termination for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Offer as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Offer as written to comply with, or be exempt from, the provisions of Section 409A.”

3.            Section 280G. The following Section 15 shall be added to the Offer:

“15.      Section 280G. In the event you become entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Offer, or any other plan, arrangement, or agreement with the Company (the “Payments”), and such benefits or payments would (in the absence of this Section 15) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments will provide you with a greater net after tax amount than would be the case if no reduction was made. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. If Payments are to be reduced, the Company shall reduce the Payments by first reducing Payments that are payable in cash and then by reducing non-cash Payments. All determinations to be made under this Section 15 shall be made by the Company’s independent public accounting firm as in effect immediately prior to the event that constitutes a change in control under Section 280G of the Code or another independent firm selected by the Company before such event (the “Accounting Firm”). Any such determination by the Accounting Firm shall be binding upon the Company and you. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 15 shall be borne solely by the Company.”

4.            No Other Changes. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Offer, and the Offer remains otherwise unchanged and in full force and effect.

You may accept this Amendment by countersigning below where indicated and returning it to me.

Best Regards,

Synaptogenix Inc.

/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer

Agreed to and Accepted:

/s/ Dr. Alan J. Tuchman
Dr. Alan J. Tuchman

Date: June 16, 2023